Exhibit (s)(2)
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]
PROSPECTUS SUPPLEMENT
(to Prospectus dated                    , 20 )

            Shares
Series [ ] Preferred Stock
Liquidation Preference $[ ] per share

PennantPark Investment Corporation, a Maryland corporation, (the “Company,” “we,” or “our”) is offering [ ] shares of Series [ ] Preferred Stock (the “Preferred Stock”), with a liquidation preference of $[ ] per share. The Preferred Stock is subject to redemption, as described in this prospectus supplement.
We are a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). Our investment objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market private companies in the form of senior secured loans, mezzanine debt and equity investments. We are externally managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.
[The Company has applied to list the Preferred Stock on [so that trading on the exchange will begin within 30 days after the date of this prospectus supplement, and the accompanying prospectus, subject to notice of issuance. Prior to the expected commencement of trading on , the underwriters do not intend to make a market in the Preferred Stock. Consequently, it is anticipated that, prior to the commencement of trading on the NASDAQ, an investment in the Preferred Stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for the Preferred Stock will develop. If a secondary market does develop prior to the commencement of trading on , holders of the Preferred Stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol will be “ ”.]
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read them before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 590 Madison Avenue, New York, NY 10022 or by telephone at (212) 905-1000 or on our website at www.pennantpark.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement.
Investing in our securities involves a high degree of risk, including the risk of the use of leverage and dilution. Before buying any shares of our preferred stock, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page 8 of this prospectus supplement and on page 8 of the accompanying prospectus.
Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to PennantPark Investment Corporation (before estimated expenses)	$	$
The underwriters may also purchase up to              additional shares of Preferred Stock from us at the public offering price, less the underwriting discounts, within          days from the date of this prospectus supplement to cover over-allotments. If the underwriters exercise this option in full, the total public offering price will be $            , the total underwriting discount and commissions (sales load) paid by us will be $            , and total proceeds, before expenses, will be $            .
The underwriters expect to deliver the shares of Preferred Stock on or about                     , 20    .
                    , 20

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

Page
Prospectus Supplement Summary
The Offering
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Ratio of Earnings to Fixed Charges and Preferred Dividends
Description of Preferred Stock
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Underwriting
Legal Matters

PROSPECTUS

Page
Prospectus Summary
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Price Range Of Common Stock
Sales of Common Stock Below Net Asset Value
Distributions
Business
Investment Objectives and Policies
Portfolio Companies
Management
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Determination of Net Asset Value
Dividend Reinvestment Plan
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Warrants
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Units
Regulation
Brokerage Allocations and Other Practices
Material U.S. Federal Income Tax Considerations
Plan of Distribution
Custodian, Transfer Agent and Trustee
Legal Matters
Independent Registered Public Accounting Firm
Index to Financial Statements

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus when considering whether to purchase any securities offered by this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Preferred Stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which apply to both us and our consolidated Small Business Investment Company “SBIC” subsidiary and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this the accompanying prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our” , “Company” and “PennantPark Investment” refer to PennantPark Investment Corporation and its consolidated subsidiaries; “SBIC LP” refers to our consolidated subsidiary, PennantPark SBIC LP; “PennantPark Investment Advisers” or the “Investment Adviser” refers to PennantPark Investment Advisers, LLC; and “PennantPark Investment Administration” or the “Administrator” refers to PennantPark Investment Administration, LLC
General Business of PennantPark Investment Corporation
PennantPark Investment Corporation is a business development company whose objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market companies in the form of senior secured loans, mezzanine debt and equity investments.
We believe the middle-market offers attractive risk-reward to investors due to the limited amount of capital available for such companies. PennantPark Investment seeks to create a diversified portfolio that includes senior secured loans, mezzanine debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. We expect this investment size to vary proportionately with the size of our capital base. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor's system) from the national rating agencies. In addition, we expect our debt investments to generally range in maturity from three to ten years.
Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. The turmoil in the credit markets in recent years has adversely affected each of these factors and has resulted in a broad-based reduction in the demand for middle-market debt instruments. These conditions may present us with attractive investment opportunities, as we believe that there are many middle-market companies that need senior secured and mezzanine debt financing. We have used, and expect to continue to use, our credit facility, the Small Business Administration (“SBA”) debentures, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.
Organization and Structure of PennantPark Investment Corporation
PennantPark Investment Corporation, a Maryland corporation organized on January 11, 2007, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Code”).
Our wholly owned SBIC subsidiary, PennantPark SBIC LP, was organized as a Delaware limited partnership on May 7, 2010 and received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958 (the “1958 Act”) on July 30, 2010. SBIC LP's objective is substantially similar to PennantPark Investment, generally co-investing in, SBA eligible businesses that meet the investment criteria of PennantPark Investment.
Our Investment Adviser and Administrator
We utilize the investing experience and contacts of PennantPark Investment Advisers to develop what we believe to be an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 20 years of experience in the mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our inception in 2007, we have raised nearly billion in debt and equity capital, and have invested over billion in more than companies with different financial sponsors.
Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC and the SBA. The Administrator oversees the determination and publication of our net asset value, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator provides, on our behalf, managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Management,” “Certain Relationships and Transactions-Investment Management Agreement,” and “Risk Factors-Risks Related to our Business and Structure” in the accompanying prospectus for more information.

Market Opportunity
We believe that the limited amount of capital available to the middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for PennantPark Investment. From our perspective, middle market companies have faced difficulty raising debt capital in both the capital markets and private markets. As a result of the difficulties in the credit markets and fewer sources of capital for middle market companies, we see opportunities for improved risk-adjusted returns. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete transactions and a substantial supply of refinancing opportunities, there is an opportunity to attain appealing risk-adjusted returns with debt capital investments. See “Business” in the accompanying prospectus for more information.
Competitive Advantages
We believe that we have competitive advantages over other capital providers in middle-market companies such as, a management team with an average of 20 years of experience, a disciplined investment approach with strong value orientation, an ability to source and evaluate transactions through our Investment Adviser's research capability and established network, flexible transaction structuring that allows for us to invest across the capital structure coupled with a longer investment horizon with an attractive publicly traded model. See “Business” in the accompanying prospectus for more information.
 Competition
Our primary competitors provide financing to middle-market companies and include other business development companies, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds. Additionally, alternative investment vehicles, such as hedge funds, frequently invest in middle-market companies. As a result, competition for investment opportunities with middle-market companies can be intense. However, we believe that there has been a reduction in the amount of debt capital available to middle market companies since the downturn in the credit markets, which began in mid-2007. We believe this has resulted in a less competitive environment for making new investments.
Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some competitors have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. See “Risk Factors-Risks Relating to our Business and Structure-We operate in a highly competitive market for investment opportunities” in the accompanying prospectus for more information.
Leverage
We maintain a five-year, multi-currency $             million senior secured credit facility (the “credit facility”), which matures on June 25, 2012, and is secured by substantially all of our investment portfolio assets (excluding the assets of SBIC LP) with a group of lenders, under which we had $            million outstanding with a weighted average interest rate at the time of     % and had $            million of unused borrowing capacity, which is subject to maintenance of the applicable total assets to debt ratio of 200%, as of                    , 20    . Pricing of borrowings under our credit facility is set at 100 basis points over the London InterBank Offered Rate (“LIBOR”). We believe that our capital resources will provide us with the flexibility to take advantage of market opportunities when they arise. In addition, any future additional debt capital we incur, including refinancing the debt outstanding under our credit facility, to the extent it is available under current credit market conditions, may be issued at a higher cost and on less favorable terms and conditions than our current credit facility. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus supplement for more information.
As of                    , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $            million, had $            million outstanding (including $            million of temporary draws) with a weighted average interest rate of     %, exclusive of     % of upfront fees, and had $            million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, a 10-year maturity, semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets. See “Regulation” in the accompanying prospectus for more information.

Operating and Regulatory Structure
Our investment activities are managed by PennantPark Investment Advisers and supervised by our board of directors, a majority of whom are independent of PennantPark Investment. Under our investment management agreement (the “Investment Management Agreement”), we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.
     We have also entered into an administration agreement (the “Administration Agreement”) with the Administrator. Under our Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under our Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.
As a business development company, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation” in the accompanying prospectus for more information. We have elected to be treated for federal income tax purposes under the Code as a RIC. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information.
Our wholly owned subsidiary, SBIC LP, received a license from the SBA to operate as an SBIC under Section 301(c) of the 1958 Act. The SBA regulates SBIC LP's investing activities and periodically examines its operations. We serve as the investment adviser and administrator to SBIC LP. See “Regulation” in the accompanying prospectus for more information.

THE OFFERING

Shares of Preferred Stock Offered by Us, Excluding the Underwriters' Over-Allotment Option	shares.

Shares of Preferred Stock Outstanding prior to this Offering	shares.

Shares of Preferred Stock Outstanding After this Offering, Excluding the Underwriters' Over-Allotment Option	shares.

Use of Proceeds
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our outstanding indebtedness, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.

Dividend Rate	% per annum
Dividend Payment Dates	, , and or each year, commencing on ,
Record Dates	, , and
symbol	“ ”
Liquidation Preference	The liquidation preference of our Preferred Stock is $ per share. In addition, the amount of any dividends not paid in cash will added to the liquidation preference.
Optional Redemption at Our Option
The Preferred Stock may be redeemed, in whole or in part, at any time after , at our option at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

          Year Applicable Percentage
                                                    %

Optional Redemption at the Option of the Holder
On and after , , each holder of Preferred Stock will have the right to require us to repurchase all or any part of such holder's Preferred Stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. In addition, each holder of our Preferred Stock will have the right to require us to repurchase all or any part of such holder's Preferred Stock upon the occurrence of certain fundamental changes.

Voting Rights
Holders of the Preferred Stock have the right to elect [two] members of the Board of Directors. Additional voting rights associated with the Preferred Stock are described under the heading “Description of Preferred Stock - Voting Rights.”

Rating	The preferred stock is not rated.
Conversion	[Describe any applicable conversion provisions set forth in the Articles Supplementary.]
Exchange	[Describe any applicable exchange provisions set forth in the Articles Supplementary.]
Material United States Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the Preferred Stock.]

RISK FACTORS
Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and the accompanying prospectus supplement, if any, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our securities could decline or the value of our preferred stock, warrants, subscription rights, debt securities, or units may decline, and you may lose all or part of your investment.
RISK RELATED TO THIS OFFERING
[Market yields may increase, which would result in a decline in the price of our Preferred Stock.
The prices of fixed income investments, such as the Preferred Stock, vary inversely with changes in market yields. The market yields on securities comparable to our Preferred Stock may increase, which could result in a decline in the secondary market price of our Preferred Stock prior to the term redemption date. See “Description of Preferred Stock-Dividends.”]
[Prior to this offering, there has been no public market for our Preferred Stock, and we cannot assure you that the market price of our Preferred Stock will not decline following the offering.
We cannot assure you that a trading market will develop for our Preferred Stock after this offering or, if one develops, that such trading market can be sustained [During a period of up to days from the date of this prospectus supplement, the Preferred Stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in the Preferred Stock. Consequently, an investment in our Preferred Stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our Preferred Stock will develop during this period. If a secondary market does develop during this period, holders of our Preferred Stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list the Preferred Stock on [so that trading on the exchange will begin within days from the date of this prospectus supplement, subject to notice of issuance]. If the Company is unable to list the Preferred Stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the Preferred Stock listed on as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]
[Our Preferred Stock is unrated.
We do not intend to have our Preferred Stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that our Preferred Stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]
[Our Preferred Stock will be subordinate to the rights of holders of senior indebtedness.
While holders of our Preferred Stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our Preferred Stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of holders of our Preferred Stock.]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains statements that constitute forward-looking statements, which relate to both us and our consolidated SBIC subsidiary regarding future events or our future performance or financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties for both us and our consolidated SBIC subsidiary, including statements as to:

our future operating results;
our business prospects and the prospects of our prospective portfolio companies;
the dependence of our future success on the general economy and its impact on the industries in which we invest;
the impact of a protracted decline in the liquidity of credit markets on our business;
the impact of investments that we expect to make;
the impact of fluctuation in interest rates on our business;
our contractual arrangements and relationships with third parties;
the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
the ability of our prospective portfolio companies to achieve their objectives;
our expected financings and investments;
the adequacy of our cash resources and working capital;
the timing of cash flows, if any, from the operations of our prospective portfolio companies; and
the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in the accompanying prospectus entitled “Risk Factors” and elsewhere.
We have based the forward-looking statements included in this prospectus supplement and accompanying prospectus on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement and accompanying prospectus, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
You should understand that, under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or the accompanying prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of             shares of our Preferred Stock in this offering will be approximately $            million (or approximately $            million if the underwriters fully exercise their over-allotment option), in each case based on a public offering price of $            per share, after deducting the underwriting discounts and commissions of $            million (or approximately $            million if the underwriters fully exercise their over-allotment option) payable by us and estimated offering expenses of approximately $            payable by us.
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce outstanding obligations under our credit facility, to invest in new or existing portfolio companies or for other general corporate purposes. Affiliates of certain of the underwriters serve as lenders under our credit facility and thereby may receive proceeds from this offering that are used to reduce our outstanding obligations under our credit facility.
As of                    , 20    , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $            million credit facility. Borrowings under our credit facility bear interest at an annual rate equal to LIBOR plus 100 basis points per annum. At                     , 20    , the interest rate at that time was     %. The credit facility is a five-year revolving facility with a stated maturity date of June 25, 2012 and is secured by substantially all of the assets in our investment portfolio, excluding assets of SBIC LP. Amounts repaid under our credit facility will remain available for future borrowings. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement for more information.
As of                    , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $            million, had $            million outstanding (including $            million of temporary draws) with a weighted average interest rate of     %, exclusive of the     % of upfront fees, and had $            million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, having a 10-year maturity, requiring semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets.
We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding obligations under our credit facility, which may dilute our net asset value per share, or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. The management fee payable by us will not be reduced while our assets are invested in any such securities. See “Regulation-Temporary Investments” in the accompanying prospectus for more information.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF PREFERRED STOCK
This prospectus supplement sets forth certain terms of the Preferred Stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Preferred Stock. You should read this section together with the more general description of the Preferred Stock in the accompanying prospectus under the heading "Description of Preferred Stock" before investing in the Preferred Stock. In addition, this description is subject to and entirely qualified by reference to our Charter and the Articles Supplementary. These documents are filed with the SEC as exhibits to the registration statement of which this prospectus supplement is a part.
General
At the time of issuance the Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The Preferred Stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.
Dividends
Holders of our Preferred Stock are entitled to receive dividends per shares in an amount equal to % per annum, or the dividend rate. Dividends will be payable quarterly in arrears on , , , , , and , (each, a “Dividend Payment Date”), commencing on , to holders of record as of the immediately preceding , , and . [In addition, in the event a cash dividend or other distribution in cash is declared on shares of our common stock, holders of our Preferred Stock will be entitled to receive an additional amount equal to (a) the liquidation preference divided by , as may be adjusted from time to time, times (b) the cash amount per share distributed or to be distributed in respect of shares of our common stock.]
Dividends payable at the dividend rate will begin to accrue and be cumulative from , , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Preferred Stock as they appear on the stock register of the Company on the record date for such dividend.
Dividends on our Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by the board of directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.
We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.
Voting Rights
Except for matters that do not require the vote of holders of the Preferred Stock under the 1940 Act and except as otherwise provided in the Charter or Bylaws, in the Articles Supplementary or as otherwise required by applicable law, each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock held on each matter submitted to a vote of stockholders of the Company and the holders of outstanding Preferred Stock and shares of Common Stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the Preferred Stock, voting as a class, will have the right to elect [two] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of Preferred Stock, voting together as a single class, will elect the remaining members of the Board of Directors.
In addition, in the event that dividends on the Preferred Stock are unpaid in an amount equal to two full years' dividends on the Preferred Stock, we will increase the size of our Board of Directors such that the holders of the Preferred Stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act, voting as a separate class:

•	amend, alter or repeal any of the preferences, rights or powers of the Preferred Stock so as to affect materially and adversely such preferences, rights or powers; or

•
subject to limited exceptions, create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the Preferred Stock.

The affirmative vote of the holders of a “majority of outstanding voting securities”, voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.
Redemption
Optional Redemption. The Preferred Stock may be redeemed, in whole or in part, at any time after , , at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of Preferred Stock redeemed during the -month period commencing on of the years set forth below:
Year    Applicable Percentage
    Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the Preferred Stock will have the right to require us to repurchase all or any part of the holder's Preferred Stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
On and after , , each holder of the Preferred Stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder's Preferred Stock at a purchase price equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the Articles Supplementary, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.
Liquidation
Upon any liquidation, dissolution or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our Preferred Stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders on a pro rata basis.
If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].
Modification
Without the consent of any holders of the Preferred Stock, we, when authorized by resolution of the Board of Directors may amend or modify these terms of the Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the Articles Supplementary, make any other provisions with respect to matters or questions arising under these terms of the Preferred Stock that are not inconsistent with the provisions in the Articles Supplementary.

CAPITALIZATION
The following table sets forth the capitalization of the Company as of [ ], 201[ ], and as adjusted to give effect to the issuance of all              shares of the Preferred Stock offered hereby (assuming that the underwriters' over-allotment option is not exercised). The as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and in the accompanying prospectus. You should also read this table with our consolidated financial statements and notes thereto, in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in the accompanying prospectus.

As of , 20 (unaudited)
	Actual			As adjusted(1)
Cash and cash equivalents	$			$
Total assets
Borrowings under senior secured credit facility (cost-$ )
Borrowings under SBA debentures (cost-$ )

Stockholders' Equity
Series [ ] Preferred Stock, $0.001 par value; $[ ] liquidation preference; [ ] shares authorized (no shares outstanding, as adjusted, respectively)
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, as-adjusted, respectively.
Paid in capital in excess of par
Undistributed net investment income
Accumulated net realized loss on investments		(	)		(	)
Net unrealized appreciation on investments
Net unrealized depreciation on credit facility

Total stockholders' equity
Total capitalization	$			$

(1)	Does not include the underwriters' over-allotment option.

SELECTED FINANCIAL DATA
We have derived the financial information below from our audited and unaudited financial data and, in the opinion of management, such information reflects all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the results of such periods. The Statement of operations data, Per share data and Balance sheet data for the years ended September 30, 2010, 2009 and 2008, and for the period from January 11, 2007 (inception) through September 30, 2007 are derived from our financial statements which have been audited by KPMG LLP, our independent registered public accounting firm. This selected financial data for the periods ended September 30, 2010, 2009, 2008 and 2007 should be read in conjunction with our financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation-Senior Securities” in the accompanying prospectus. Interim results as of and for the three months ended                    , 20    , are not necessarily indicative of the results that may be expected for the year ending September 30, 20    .

	months ended , 20	months ended , 20	Year ended September 30, 2010	Year ended September 30, 2009	Year ended September 30, 2008	For the period from January 11, 2007 (inception) through September 30, 2007
(Dollar amounts in thousands, except per share data)	Unaudited	Unaudited	Audited	Audited	Audited	Audited
Statement of operations data:
Total investment income			$60,140	$45,119	$39,811	$13,107
Total expenses			28,065	22,400	21,676	6,444
Net investment income			32,075	22,719	18,556	7,304
Net realized and unrealized gain (loss)			(15,539)	13,083	(59,259)	(24,004)
Net increase (decrease) in net assets resulting from operations			16,535	35,802	(40,703)	(16,699)
Per share data:
Net asset value (at period end)			10.69	11.85	10.00	12.83
Net investment income(1)			1.09	1.08	0.88	0.35
Net realized and unrealized gain (loss) (1)			(0.53)	0.62	(2.81)	(1.15)
Net increase (decrease) in net assets resulting from operations (1)			0.56	1.70	(1.93)	(0.80)
Distributions declared(1),(5)			(1.09)	(0.96)	(0.90)	(0.36)
Balance sheet data (at period end):
Total assets			711,494	512,381	419,811	555,008
Total investment portfolio			664,724	469,760	372,148	291,017
Borrowings outstanding			233,641 (4)	175,475 (4)	202,000	10,000
Payable for investments and unfunded investments			74,988	25,821		273,339
Total net asset value			386,575	300,580	210,728	270,393
Other data:
Total return(2)			44.79%	30.39%	(38.58)%	(8.29)%
Number of portfolio companies (at period end) (3)			43	42	37	38
Yield on debt portfolio (at period end) (3)			12.7%	11.4%	11.1%	10.1%

(1)	The base management fee waiver was in effect from inception through March 31, 2008. See “Certain Relationships and Transaction” in the accompanying prospectus for more information.
(2)	Based on the weighted average shares outstanding for the respective periods.
(3)
Based on the change in market price per share during the periods and taking into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan. Total return is not annualized for a period less than one year.

(4)	Unaudited.
(5)	At fair value in the case of our credit facility.
(6)	Determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under U.S. generally accepted accounting principles.

Selected Quarterly Data (Unaudited)
(dollar amounts in thousands, except per share data)

	2011
	Q3	Q2	Q1
Total investment income	$22,908	$22,712	$19,979
Net investment income	$13,220	$13,159	$11,171
Net realized and unrealized gain	$(10,901)	$428	$14,351
Net increase in net assets resulting from operations	$2,319	$13,587	$25,522
Earnings per common share	$0.29	$0.32	$0.31
Net asset value per share at the end of the quarter	$11.08	$11.30	$11.14
Market value per share at the end of the quarter	$11.21	$11.92	$12.25

	2010
	Q4	Q3	Q2	Q1
Total investment income	$16,681	$16,335	$13,525	$13,599
Net investment income	$8,957	$8,821	$7,059	$7,238
Net realized and unrealized (loss) gain	$(2,326)	$(4,561)	$(10,090)	$1,438
Net increase (decrease) in net assets resulting from operations	$6,630	$4,260	$(3,031)	$8,676
Earnings per common share	$0.20	$0.13	$(0.11)	$0.34
Net asset value per share at the end of the quarter	$10.69	$10.94	$11.07	$11.86
Market value per share at the end of the quarter	$10.61	$9.55	$10.37	$8.92
	2009
	Q4	Q3	Q2	Q1
Total investment income	$11,847	$10,770	$10,425	$12,077
Net investment income	$6,018	$5,666	$5,267	$5,768
Net realized and unrealized gain (loss)	$20,162	$(6,486)	$36,932	$(37,525)
Net increase (decrease) in net assets resulting from operations	$26,180	$(820)	$42,199	$(31,757)
Earnings per common share	$1.23	$(0.04)	$2.00	$(1.51)
Net asset value per share at the end of the quarter	$11.85	$11.72	$12.00	$10.24
Market value per share at the end of the quarter	$8.11	$7.10	$3.75	$3.61
	2008
	Q4	Q3	Q2	Q1
Total investment income	$11,431	$9,662	$9,714	$9,004
Net investment income	$5,434	$3,941	$4,449	$4,732
Net realized and unrealized gain (loss)	$(16,475)	$11,263	$(37,778)	$(16,269)
Net increase (decrease) in net assets resulting from operations	$(11,041)	$15,204	$(33,329)	$(11,537)
Earnings per common share	$(0.53)	$0.72	$(1.58)	$(0.54)
Net asset value per share at the end of the quarter	$10.00	$10.77	$10.26	$12.07
Market value per share at the end of the quarter	$7.41	$7.21	$8.51	$10.02
		2007
		Q4	Q3	Q2*
Total investment income		$6,909	$5,425	$773
Net investment income		$4,348	$3,208	$(251)
Net realized and unrealized gain (loss)		$(18,870)	$(5,152)	$18
Net (decrease) in net assets resulting from operations		$(14,522)	$(1,944)	$(234)
Earnings per common share		$(0.70)	$(0.09)	$(0.01)
Net asset value per share at the end of the quarter		$12.83	$13.74	$12.08
Market value per share at the end of the quarter		$13.40	$14.04	-	(1)

*	From January 11, 2007 (inception of operations) through March 31, 2007.
(1)	Our common shares began trading on April 19, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The information contained in this section should be read in conjunction with the selected financial data and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.
[Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Form 10-Q prior to offering.]
The SEC requires that estimated “Total Annual Expenses” be calculated as a percentage of net assets in the chart on page [__] of this prospectus supplement rather than as a percentage of total assets. Total assets include assets that have been funded with borrowed money (leverage). For reference, the chart below illustrates our estimated “Total Annual Expenses” as a percentage of total assets:
Estimated Annual Expenses (as a Percentage of Average Total Assets)

Base management fees	%(1)
Incentive fees payable under the Investment Management Agreement	%(2)
Interest payments on borrowed funds	%(3)
Other expenses	%(4)

Total annual expenses(5)	%

(1)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets. See “Certain Relationships and Transactions-Investment Management Agreement” for more information.

(2)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended                 , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year, and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three  months ended                 , 20    . See “Certain Relationships and Transactions-Investment Management Agreement” for more information and Note 3 to our consolidated financial statements included in the accompanying prospectus.

(3)
As of                 , 20     , we had $                 million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $                 million in borrowings outstanding under our $300 million credit facility. As of                 , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $                 million, had $                 million outstanding (including $                 million of temporary draws) with a weighted average interest rate of                 %, exclusive of the                 % of upfront fees, and had $                 million remaining unused borrowing capacity subject to customary regulatory requirements. We may use proceeds of an offering of securities under this registration statement to repay outstanding obligations under our credit facility. After completing any such offering, we may continue to borrow under our credit facility or SBIC LP's SBA commitment to finance our investment objectives under the terms of our credit facility and SBA debenture program, respectively. We have estimated the annual interest expense on borrowed funds and caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. See “Risk Factors-Risks Relating To Our Business and Structure-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” for more information.

(4)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the                  months ended                 , 20   , annualized for a full year. See the Statement of Operations in our consolidated financial statements.

(5)
The table above is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear as a percentage of our average gross assets as of                 , 20     . However, we caution you that these percentages are estimates and may vary with changes in the market value of our investments, the amount of equity capital raised and used to invest in portfolio companies and changes in the level of expenses as a percentage of our gross assets. We may borrow money to leverage our net assets and increase our total assets and such leverage will affect both the total annual expenses and gross assets used in deriving the ratios in the above table. Thus, any differences in the estimated expenses and the corresponding level of average asset balances will affect the estimated percentages and those differences could be material.

UNDERWRITING
We intend to offer the Preferred Stock through the underwriters named in the table below.             ,             ,             are acting as joint bookrunners and representatives of the several underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of Preferred Stock set forth opposite the underwriter's name.

Underwriter	Numberof Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Preferred Stock included in this offering are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are committed to purchase all of the shares of Preferred Stock included in this offering, other than those shares covered by the over-allotment option described below, if they purchase any of the shares of Preferred Stock. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the Preferred Stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional             shares of Preferred Stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to PennantPark Investment Corporation (before offering expenses of $ )	$	$	$
Over-allotment Option
We have granted an option to the underwriters to purchase up to             additional shares of Preferred Stock at the public offering price less the underwriting discount. The underwriters may exercise this option for             days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase the additional shares of Preferred Stock approximately proportionate to that underwriter's initial purchase commitment.

No Sales of Similar Securities
We have agreed, with exceptions, not to sell or transfer any shares of Preferred Stock for            days after the date of this prospectus supplement without first obtaining the written consent of             .
Our executive officers and directors, PennantPark Investment Advisers, LLC, and Pennant Park Investment Administration, LLC have agreed, with exceptions, not to sell or transfer any shares of Preferred Stock for             days after the date of this prospectus supplement without first obtaining the written consent of             .Listing
We have applied to have our Preferred Stock listed on under the trading symbol “ ”.
Price Stabilization and Short Positions
Until the distribution of the Preferred Stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares of our Preferred Stock. However, the underwriters may engage in transactions that stabilize the price of the Preferred Stock, such as bids or purchases to peg, fix or maintain that price.
If the underwriters create a short position in the Preferred Stock in connection with the offering, (i.e., if they sell more shares than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing of shares of Preferred Stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In making this determination, the underwriters will consider, among other things, the price of shares of Preferred Stock available for purchase in the open market compared to the price at which the underwriters may purchase Preferred Stock through the over-allotment option. Purchases of Preferred Stock to stabilize its price or to reduce a short position may cause the price the Preferred Stock to be higher than it might be in the absence of such purchases.
Neither we nor the underwriters make any representation or prediction as to the magnitude of any effect that the transactions described above may have on the price of the Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Delivery
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited number of shares of Preferred Stock for sale to their online brokerage customers.
Other Relationships
The underwriters and their affiliates have provided in the past to PennantPark Investment and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to PennantPark Investment for which they will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with or on behalf of PennantPark Investment. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to PennantPark Investment.
     The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to PennantPark Investment or any of the portfolio companies.
We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the common stock. In addition, after the offering period for the sale of our of Preferred Stock, the underwriters or their affiliates may develop analyses or opinions related to PennantPark Investment or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding PennantPark Investment to our stockholders.
Affiliates of certain of the underwriters serve as lenders under our credit facility. Some of the underwriters and their affiliates were underwriters in connection with our initial public offering and follow-on public offerings for which they received customary fees. Affiliates of the underwriters may receive part of the proceeds of the offering by reason of the repayment of certain amounts outstanding under our credit facility.
The principal business address of the underwriters are            ,            ,             .

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
[Insert disclosure regarding federal income tax consequences of an investment in the Preferred Stock.]
LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Investment Corporation by Dechert LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Dechert LLP has from time to time represented the underwriters, PennantPark Investment Corporation and the Investment Adviser on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by                 ,                 ,                 .